EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT, (hereinafter, together with the Exhibits annexed hereto the "Agreement") made and entered into as of the 10th day of January, 2000, by and among JJF GROUP, INC. a Minnesota corporation ("Purchaser"), JJF ACQUISITION, INC., a corporation and a wholly-owned subsidiary of Purchaser ("Newco"), JOHN
J. FAUTH, a resident of Minnesota ("FAUTH") and TSI INCORPORATED, a Minnesota corporation (the "Company").

                                    RECITALS

         The Boards of Directors of Purchaser and Newco and the Board of Directors of the Company, deeming it advisable for the mutual benefit of Purchaser, Newco and the Company and their respective stockholders that Purchaser acquire the Company by the merger of the Company and Newco under the terms and conditions hereinafter set forth (the "Merger"), have approved this Agreement and Plan of Merger (the "Agreement").

         NOW, THEREFORE, in consideration of mutual covenants, agreements, representations and warranties herein contained, the parties hereby agree that the Company and Newco shall be merged and that the terms and conditions of the Merger and the mode of carrying the same into effect shall be as follows:

SECTION 1. PLAN OF MERGER.

         1.1 Actions to be Taken. Upon performance of all of the covenants and obligations of the parties contained herein and upon fulfillment (or waiver) of all of the conditions to the obligations of the parties contained herein, at the Effective Time of the Merger (as hereinafter defined) and pursuant to the Business Corporation Act of the State of Minnesota (the "MBCA"), the following shall occur:

             (a) Newco shall be merged with and into the Company, which shall be the surviving corporation (the "Surviving Corporation"). The separate existence and corporate organization of Newco shall cease at the Effective Time of the Merger, and thereupon the Company and Newco shall be a single corporation, the name of which shall be TSI Incorporated. The Company, as the Surviving Corporation, shall succeed, insofar as permitted by law, to all of the rights, assets, liabilities and obligations of Newco in accordance with the MBCA.

             (b) The Articles of Incorporation of Newco shall be the articles of incorporation of the Surviving Corporation until amended as provided by law.

             (c) The By-Laws of Newco shall be the by-laws of the Surviving Corporation until amended as provided by law.

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             (d) Until changed in accordance with the articles of incorporation and by-laws of the Surviving Corporation, James E. Doubles, John J. Fauth and John C. Kopchik shall be the directors of the Surviving Corporation.

             (e) Until changed in accordance with the articles of incorporation and by-laws of the Surviving Corporation, the following persons shall be the officers of the Surviving Corporation:

Name                                 Office

John J. Fauth                        Chairman

James E. Doubles                     President & CEO

Lowell D. Nystrom                    Senior V. P. of Business Development

Robert F. Gallagher                  Vice President and Chief Financial Officer

Jugal Agarwal                        Vice President of Technology

Laura J. Cochrane                    Secretary and Corporate Counsel


             (f) As soon as practicable after the terms and conditions of this Agreement have been satisfied, and upon consummation of the closing referred to in Section 8 hereof (the "Closing"), articles of merger consistent with this Agreement in the form prescribed by, and properly executed in accordance with, the MBCA and the BCL, in form and substance satisfactory to the parties hereto (the "Articles of Merger"), shall be filed with the Secretary of State of the State of Minnesota. The Merger shall become effective on the date and time on which the Articles of Merger are properly filed with such Secretary of State pursuant to the MBCA, and if the Articles are not filed the same time then the Merger shall become effective on the later of the two times of filing, or at such later time as the Company and Purchaser shall agree and shall specify in the Articles of Merger. As used in this Agreement, the "Effective Time of the Merger" shall mean such time.

         1.2 Common Stock of Surviving Corporation. As of the Effective Time of the Merger, each one share of the issued and outstanding shares of common stock of Newco shall, by virtue of the Merger and without any action on the part of Purchaser be converted into one share of the common stock of the Surviving Corporation. Each share shall be fully paid and non-assessable.

         1.3 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

             (a) The term "Company Common Stock" shall mean the Company's common stock of $.10 par value per share.


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             (b) The term "Stockholder" shall mean a holder of the Company
Common Stock, and the term "Stockholders" shall refer to all of the holders of stock of the Company.

             (c) The term "Number of Outstanding Common Shares" shall be the number of issued and outstanding shares of the Company Common Stock at the Effective Time of the Merger.

             (d) The term "Common Payment" shall mean Fifteen Dollars and Twenty-Five Cents ($15.25) which is the amount per share of Company Common Stock which will be paid by Purchaser at Closing for distribution to the holders of outstanding shares of Company Common Stock after the Effective Time of Merger.

         1.4 Cancellation or Conversion of Company Common Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of any shareholder of the Company:

             (a) Treasury Shares. Any share of the Company Common Stock held in the treasury of the Company, shall be canceled and retired. No cash, securities or other consideration shall be paid or delivered in exchange for such Company Common Stock under this Agreement.

             (b) Conversion. Except as provided herein with respect to Dissenting Shares (as hereinafter defined) and shares canceled pursuant to
Section 1.4(a) hereof, at the Effective Time of the Merger, each share of Company Common Stock which is issued and outstanding shall be converted into the right to receive a cash payment in an amount equal to the Common Payment; provided, however, that each share of Company Common Stock which is owned by the Purchaser or Newco as of the Effective Time of the Merger shall be canceled without any consideration being issued therefor. (Hereinafter the cash payments to be received by holders of certificates representing shares of Company Common Stock are sometimes referred to as the "Common Cash Conversion Amounts".)

             (c) Surrender of Certificates. After the Effective Time of the Merger, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock converted pursuant to Section 1.4(b) hereof ("Company Common Stock Certificates"), upon surrender thereof to Purchaser as provided herein, shall be entitled to receive in exchange therefor the amounts provided in Section 1.4(b), without interest. Until so surrendered, each outstanding Company Common Stock Certificate shall be deemed for all purposes to represent the Common Cash Conversion Amounts for the shares represented by the Certificate.

             Whether or not a Company Common Stock Certificate is surrendered, from and after the Effective Time of the Merger, such Certificate shall under no circumstances evidence, represent or otherwise constitute any stock or other interest whatsoever in the Company, the Surviving Corporation or any other person, firm or corporation.


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


             (d) Dissenters. The shares of Company Common Stock held by those shareholders of the Company who have timely and properly exercised their dissenters' rights in accordance with the provisions of the MBCA applicable to dissenters' rights (the "Appraisal Laws") are referred to herein as "Dissenting Common Shares". Each Dissenting Common Share, the holder of which, as of the Effective Time of the Merger, has not effectively withdrawn or lost his dissenters' rights under the Appraisal Laws, shall not be converted into or represent a right to receive the Common Cash Conversion Amounts in the Merger, but the holder thereof shall be entitled only to such rights as are granted by the Appraisal Laws. Each holder of Dissenting Common Shares who becomes entitled to payment for his Company Common Stock pursuant to the provisions of the Appraisal Laws shall receive payment therefor from the Surviving Corporation from funds provided by Purchaser (but only after the amount thereof shall have been agreed upon or finally determined pursuant to such provisions). If any holder of Dissenting Common Shares shall effectively withdraw or lose his dissenters' rights under the Appraisal Laws, such Dissenting Common Shares shall be converted into the right to receive the Common Cash Conversion Amounts in accordance with the provisions hereof.

         1.5 Options. Prior to the Effective Time of the Merger, all options, warrants, or other rights (including without limitation rights under the TSI Incorporated Stock Option Plan of 1992 and the Company's Employee Stock Purchase
Plan) to purchase or acquire shares of Company Common Stock (hereinafter collectively "Options") which are outstanding and unexercised shall be exercised, or if not exercised shall be canceled as of the Effective Time of the Merger, so that at the Effective Time of the Merger there shall be no outstanding and unexercised outstanding Options with respect to the Company Common Stock. At the Effective Time of the Merger, the Purchaser and Newco shall cause the Company to pay to each holder of an Option which has not been exercised (including Options which were not exercisable or vested immediately prior to the Effective Time), a payment equal to the difference per share between the exercise price of the Option and the Common Payment, and the holder of the Option shall surrender the Option to the Company.

         1.6 Payment of Merger Consideration.

             (a) At the Closing, and in any event no later than the Effective Time of the Merger, Purchaser shall deposit with Norwest Bank Minnesota, N.A. (the "Payment Agent") for the benefit of the holders of Company Common Stock, in cash (or an irrevocable letter of credit in the form set forth as Schedule 1.6(a) issued by U.S. Bank National Association for the benefit of the Payment Agent permitting daily draws by the Payment Agent as needed to pay Stockholders) in an amount equal to the aggregate Common Cash Conversion Amounts (such cash is hereinafter referred to as the "Payment Fund") payable in exchange for all outstanding shares of Company Common Stock.

             (b) As soon as reasonably practicable after the Effective Time, the Payment Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"):


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

                          (i) A letter of transmittal, which shall specify that
             delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent, and which shall be in such form and have such other provisions as Purchaser and the Company may reasonably specify; and

                          (ii) Instructions on how to surrender the Certificates
             in exchange for the Common Cash Conversion Amounts. Upon surrender to the Payment Agent of a Certificate for cancellation, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check representing the Common Cash Conversion Amounts which such holder has the right to receive pursuant to the provisions of this
             Section 1.4, and the Certificate so surrendered shall forthwith be canceled. In the event that a transfer of ownership of shares of Company Common Stock is not registered in the transfer of records of the Company, payment of the Common Cash Conversion Amounts may be made to a transferee if the Certificate representing such shares is presented to the Payment Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.6, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Common Cash Conversion Amounts as contemplated by this Section 1.6.

             (c) In the event that any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof, such Common Cash Conversion Amounts may be required pursuant to this Agreement; provided, however, that the Purchaser or the Payment Agent may, in its discretion, require the delivery of a suitable bond or indemnity.

             (d) All Common Cash Conversion Amounts paid upon the surrender for exchange of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Common Stock.

             (e) Any portion of the Payment Fund which remains undistributed to the Stockholders of the Company for six (6) months after the Effective Time of the Merger shall be delivered to Purchaser upon demand, and any Stockholders who have not theretofore complied with this Section 1.6 shall thereafter look only to Purchaser for payment of their claim for the Common Cash Conversion Amounts.

             (f) Neither Purchaser nor the Surviving Corporation shall be liable to any holder of Company Common Stock for cash from the Payment Fund delivered to a public official pursuant to applicable abandoned property escheat or similar law.

             (g) No interest will be paid or will accrue on any cash payable pursuant to Section 1.6.


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


             (h) The Payment Agent shall invest any cash included in the Payment Fund as directed by Purchaser on a daily basis, with such investments to be made only in short-term U.S. government obligations. Any interest or other income resulting from these investments shall promptly be paid to Purchaser. Purchaser shall promptly reimburse any losses which may have resulted from such investments so that at all times Payment Agent shall hold the full amount necessary to make the payments required hereunder.

             (i) Each of the Surviving Corporation and Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the provisions of the Internal Revenue Code and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Corporation or Purchaser (or Payment Agent at the direction of Purchaser), as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which deduction withholding was made.

             (j) Purchaser shall pay all fees and expenses of the Payment Agent.

         l.7 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time of the Merger and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company.

         1.8 Further Assurances. From time to time, on and after the Effective Time of the Merger, as and when requested by Purchaser or its successors or assigns, the proper officers and directors of the Company immediately before the Effective Time of the Merger, the officers and directors of the Surviving Corporation at the time of the request, or other proper officers or directors, shall, at Purchaser's expense, and for and on behalf and in the name of the Company, or otherwise, execute and deliver all such deeds, bills of sale, assignments and other instruments and shall take or cause to be taken such further or other reasonable actions as Purchaser or their respective successors or assigns may deem necessary or desirable in order to confirm or record or otherwise transfer to the Surviving Corporation title to and possession of all the properties, rights, privileges, powers, franchises and immunities of the Company and otherwise to carry out fully the provisions and purposes of this Agreement.

         1.9 Voting Agreements. The parties acknowledge that concurrently with and as a condition to the Purchaser and Newco's willingness to enter into this Agreement, the Purchaser and Newco have entered into Voting Agreements (the "Voting Agreements") with certain of the Company's Stockholders, in their capacity as Stockholders, providing that each of these Stockholders will vote certain shares of Company Common Stock owned by such Stockholders in favor of the approval and adoption of this Agreement and the Merger.


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


SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         As used herein, the "Disclosure Letter" shall mean the Disclosure Letter delivered by the Company to Purchaser. The Disclosure Letter shall refer to the representation or warranty to which exceptions or matters disclosed therein relate; provided, however that an exception or matter disclosed with respect to one representation or warranty shall also be deemed disclosed with respect to each other warranty to which the exception or matter reasonably relates. Except as set forth in the Disclosure Letter, the Company hereby represents and warrants to Purchaser and Newco that all of the statements contained in this Section 2 are true and correct as of the date of this Agreement (or if made as of a specified date, as of such date). As provided in
Section 7.2(a), it is a condition precedent to the Purchaser's and Newco's obligations that such statements are true and correct as of the Closing (or if made as of a specified date, as of such date), except as qualified by any amendment to the Disclosure Letter which is acceptable to Purchaser.

         The representations and warranties are as follows:

         2.1 Organization and Qualifications of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and corporate authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's Articles of Incorporation as amended to date, certified by the Minnesota Secretary of State, and the Company's by-laws, as amended to date, certified by the Company's Secretary, and heretofore delivered to Purchaser, are complete and correct, and no amendments thereto are pending. The Company is not in violation of any term of its Articles of Incorporation or bylaws. The Company is duly qualified to do business as a foreign corporation in the states listed in the Disclosure Letter and it is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction except where the failure to be so licensed or qualified would not have a Material Adverse Effect on the Company Group.

         2.2 Capital Stock of the Company:  Beneficial Ownership.

             (a) The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.10 per share, of which, as of October 28, 1999, 11,339,322 were outstanding, fully paid and non-assessable and of which 18,660,678 shares are authorized but unissued. No class of capital stock of the Company is entitled to preemptive rights. Since October 28, 1999 to the date of this Agreement, there have been no issuances of shares of the Stock of the Company other than issuances of shares pursuant to options or rights outstanding under the Benefit Plans of the Company as described in the Disclosure Letter. All issued and outstanding shares of the Stock of the Company are duly authorized, validly issued, fully paid and nonassessable. No other classes of stock are authorized.


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


             (b) Except for the options described in the Disclosure Letter (the "Outstanding Options"), there now are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. No bonds, debentures, notes or other indebtedness of the Company having the right to vote on any matters on which Stockholders may vote are issued or outstanding. Following the Effective Time of the Merger, no holder of Outstanding Options will have any right to receive shares of Company Common Stock or any other consideration upon exercise of such Outstanding Options and all such Outstanding Options shall cease to exist as of the Effective Time of the Merger.

             (c) None of the Company's capital stock has been issued in material violation of any federal or state securities laws. Except as set forth in the Disclosure Letter, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the Company Shares to which the Company is a party.

         2.3 Subsidiaries. Except for the subsidiaries referenced in the Disclosure Letter (the "Subsidiaries" and individually a "Subsidiary"), the Company does not have any direct or indirect subsidiaries. The Company's foreign Subsidiaries consist of a German Subsidiary and a Swedish Subsidiary and of the foreign Subsidiaries (the "ESC Foreign Subsidiaries") owned by Environmental Systems Corporation, all as described in further detail in the Disclosure Letter. Except as listed in the Disclosure Letter and except for the shares of stock in the Subsidiaries, the Company does not own any securities issued by any other business organization or governmental authority, except United States, state, and municipal government securities, bank certificates of deposit, or money market accounts acquired as investments in the ordinary course of its business, and, except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries owns or has any direct or indirect ownership interest in or control over any other corporation, partnership, joint venture, or entity of any kind.

         All of the issued and outstanding shares of stock of the Subsidiaries are owned by the Company, or, where specified in the Disclosure Letter, by a Subsidiary or in the case of certain foreign Subsidiaries by the persons who are identified (together with the number of shares of Subsidiary capital stock owned) in the Disclosure Letter. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of stock of any class of the Subsidiaries.

         In the case of each Subsidiary, the Disclosure Letter specifies the Subsidiary's jurisdiction of incorporation, its authorized capital stock, the number of shares which are issued and outstanding, and the entity which owes such shares, whether the Company or another Subsidiary.

         Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the necessary corporate power and corporate authority to own or lease its properties, except for any noncompliance with the foregoing representation which


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may exist in the case of the ESC Foreign Subsidiaries, which noncompliance will not have a Material Adverse Effect on the Company Group. Copies of each Subsidiary's organizational documents, as amended to date, have been made available for review by purchaser. Each Subsidiary (i) is not in violation of any of the terms of its organizational documents, and (ii) is duly qualified to do business as a foreign corporation in the jurisdictions listed in the Disclosure Letter, and is not required to be licensed or qualified to conduct its business or its property in any other Jurisdiction, except where such violation, or where the failure to be so licensed or qualified, would not have a Material Adverse Effect on the Company Group.

         In this Agreement the Company and the Subsidiaries are sometimes referred to as the "Company Group."

         2.4 Authority of the Company; Consents; Approvals; Fairness Opinion.

         (a) The Company has full right, authority and power to enter into this Agreement and to carry out the transactions contemplated hereby, subject in the case of consummation of the Merger to the receipt of the Stockholder Approval as described below. The execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary corporate action, including
(i) unanimous approval by the Company's Board of Directors and (ii) unanimous approval by a special committee of the Company's Board of Directors formed in accordance with Minn. Stat. 302A.673, subd. 1(d), subject to the approval of this Agreement and the transactions contemplated hereby by the Stockholders in accordance with the MBCA and the Articles of Incorporation and by-laws of the Company ("Stockholder Approval"). This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or at law).

         The execution, delivery and performance by the Company of this
Agreement:

                          (i) does not and will not violate any provision of the
             Articles of Incorporation or by-laws of the Company, or the charter documents of any Subsidiary;

                          (ii) except as would not have a Material Adverse
             Effect on the Company Group, and subject to obtaining the Required Consents, as defined below, does not and will not violate any laws of the United States or any state or other jurisdiction applicable to the Company Group or require the Company Group to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made (other than Stockholder Approval); and

                          (iii) except as would not have a Material Adverse
             Effect on the Company Group, and subject to obtaining the Required Consents, and except as set forth in the Disclosure Letter, does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit


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             agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which any member of the Company Group is a party or by which the property of any member of the Company Group is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on the assets of any member of the Company Group.

             (b) Except for filings, consents, permits and approvals that may be required under, and other requirements under, the Securities Act, the Exchange Act, the HSR Act and the filing of documentation to effectuate the Merger (collectively, the "Required Consents"), no filing with or notice to, and no permit or approval of, any Governmental Entity is necessary for the execution and delivery by the Company of this Agreement and its performance of the transactions contemplated hereby (collectively, the "Required Consents"). All such Required Consents are listed in the Disclosure Letter.

             (c) The Company has received a written opinion from William Blair & Company LLC which has not been withdrawn (the "Fairness Opinion"), a copy of which is being provided to Purchaser herewith, to the effect that the consideration to be received by the Stockholders hereunder is fair to the Stockholders (other than the Purchaser and Newco) from a financial point of view, and such Opinion is acceptable in form and substance to the Company's Board of Directors.

             (d) The Company's Board of Directors, at a meeting duly called and held, has (i) unanimously determined that this Agreement and the Merger are fair to and in the best interests of the Stockholders, (ii) unanimously approved the Merger in compliance with the MBCA and any other applicable law, and (iii) unanimously resolved to recommend that Stockholders approve this Agreement and the Merger. A committee of the Company's Board of Directors formed in accordance with Minn. Stat. 302A.673, subd. 1(d) has unanimously approved the Merger in compliance with Minn. Stat. 302A.673. None of the aforesaid actions by the Company's Board of Directors or the committee of the Company's Board of Directors has been amended, rescinded or modified.

         2.5 Filings With the SEC. The Company has made all filings with the SEC that it has been required to make since March 31, 1998 under the Securities Act and the Securities Exchange Act (collectively the "Public Reports"). Each of the Public Reports complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company has delivered to the Purchaser a correct and complete copy of each Public Report (together with all exhibits and schedules thereto and as amended to date).

         2.6 Financial Statements. The Public Reports filed by the Company include Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1999 and September 30, 1999 (the


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


"Most Recent Fiscal Quarter End"), and an Annual Report on Form 10-K for the fiscal year ended March 31, 1999. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with the books and records of the Company and with GAAP applied on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of the indicated dates and the results of operations of the Company and its Subsidiaries for the indicated periods; provided, however that the interim statements are subject to normal year-end adjustments and do not include all footnotes.

         Since the Most Recent Quarter End, the Company and its Subsidiaries conducted their respective businesses only in the ordinary and usual course, consistent with past practice, and have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto where said balance sheet was prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business, and (ii) liabilities that would not, individually or in the aggregate, have a Material Adverse Effect on the Company Group.

         2.7 Real Estate. Except as listed in the Disclosure Letter, no member of the Company Group owns any real estate, and no member of the Company Group has owned any real estate since March 31, 1996.

         In the case of each parcel of real property owned by the Company or any Subsidiary, except as listed in the Disclosure Letter:

             (a) the owner identified on the Disclosure Letter has good and marketable title to the parcel of real property, free and clear of any security interest, easement, covenant, or other restriction except for installments of special assessments not yet delinquent, recorded easements, covenants and other restrictions, and utility easements, building restrictions, zoning restrictions and other easements and restrictions which do not affect materially and adversely the current use or occupancy of the property subject thereto;

             (b) there are no pending, or to the knowledge of the Company, threatened condemnation proceedings, lawsuits or administrative actions relating to any such parcel which materially and adversely affect the current use, occupancy or value thereof;

             (c) to the knowledge of the Company, the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land and are not in violation of applicable setback requirements, zoning laws and ordinances where such violation would materially and adversely affect the current use or occupancy thereof;

             (d) there are no leases, subleases, or other agreements granting to any party or parties the right to use or occupancy of any portion of the parcel of real property;


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


             (e) there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

             (f) there are no parties (other than members of the Company Group) in possession of the parcel of real property, other than tenants under any leases disclosed in the Disclosure Letter, which tenants are in possession of the space to which they are entitled; and

             (g) the Company will make available to a representative of the Purchaser a copy of each material survey or material title insurance policy that are in the possession of the Company or a Subsidiary for each parcel of real property owned by the Company or any Subsidiary.

         Except for leases to which any ESC Foreign Subsidiary is a party where the total annual rental payable under any such lease is $25,000 or less, no member of the Company Group leases any real estate other than pursuant to the leases (the "Real Estate Leases") listed in the Disclosure Letter. True and complete copies of the Real Estate Leases have been provided to or made available to Purchaser for review.

         In the case of each Real Estate Lease, the member of the Company Group party to said Real Estate Lease, and to the knowledge of the Company, the other party thereto, is not in default under the Real Estate Lease.

         Except as set forth in the Disclosure Letter, no consent is required under any of the Real Estate Leases in connection with the transactions contemplated by this Agreement.

         2.8 Taxes.

             (a) The Company has paid or caused to be paid all federal taxes, and all material state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties (collectively, "Taxes"), owed or required to be paid by any member of the Company Group through the date hereof, and will pay all Taxes required to be paid by any member of the Company Group through the Closing Date, except for Taxes not yet due which are properly accrued on the balance sheet for the Most Recent Fiscal Quarter End in accordance with GAAP.

             (b) The Company has in accordance with applicable law filed all federal, and all material state, local and foreign tax returns required to be filed by any member of the Company Group through the date hereof, and, to the knowledge of the Company, all such returns correctly set forth the amount of any Taxes or losses relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to the Company Group for taxable periods ended on or after March 31, 1996 is set forth in the Disclosure Letter, and said Letter indicates those returns which have been audited or which currently are the subject of an audit. For each taxable period of the Company Group ended on or after March 31, 1996, the Company has made available to Purchaser correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies filed by, assessed against or agreed to by the Company.

             (c) Neither the Internal Revenue Service (the "IRS") nor any other governmental authority, domestic or foreign, is now asserting or, to the knowledge of the Company, threatening to assert, against the Company Group any deficiency or claim for additional Taxes. Since March 31, 1996 no claim has been made by any governmental entity in a jurisdiction where any member of the Company Group does not file reports and returns asserting that any member of the Company Group is or may be subject to taxation by that jurisdiction in amounts which would be material to the Company Group. There are no security interests on any of the assets of any member of the Company Group that arose in connection with any failure (or alleged failure) to pay any Taxes. Except as set forth in the Disclosure Letter, since March 31, 1996, no member of the Company Group has ever entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

             (d) Except as set forth in the Disclosure Letter, since March 31, 1996, there has not been any audit of any tax return filed by any member of the Company Group, no such audit is in progress, and no member of the Company Group has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in the Disclosure Letter, no extension of time with respect to any date on which a tax return was or is to be filed by any member of the Company Group is in force, and no waiver or agreement by any member of the Company Group is in force for the extension of time for the assessment or payment of any Taxes.

             (e) Except as set forth in the Disclosure Letter, since March 31, 1996 the Company and each other member of the Company Group has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code) other than a group of which the Company is the parent. Except as set forth in the Disclosure Letter, the Company and each other member of the Company Group has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. No member of the Company Group is a party to any tax sharing or tax indemnity agreement.

             (f) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections.

             (g) No member of the Company Group has made an election under
Section 341 (f) of the Code.

         2.9 Intellectual Property.

         For purpose of this Agreement, "Intellectual Property" shall mean trademarks and service marks currently used by the Company Group and applications to register such marks; patents and applications to register patents; trade names currently used by the Company Group; copyrights; Internet domain names, trade names, designs and logos; computer software and the source code and object code related thereto; and confidential information, know-how, inventions, methodologies and trade secrets held for use or used in the business of a member of the Company Group. The Disclosure Letter contains a list identifying each patent, patent application, registered trademark and registered copyright held by any member of the Company Group and each material license of Intellectual Property to which any member of the Company Group is a party (except licenses granted to customers in the ordinary course of business).

         Except as would not have a Material Adverse Effect on the Company
Group:

             (a) Each of the Company and its Subsidiaries owns or is licensed or otherwise has the right to use all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

             (b) The use or ownership of any such Intellectual Property by the Company and its Subsidiaries does not infringe on or otherwise violate the rights of any third persons, and the products and services provided by the Company and its subsidiaries and their respective operations do not infringe the intellectual or proprietary rights of any third persons;

             (c) In the case of any license or agreements for material Intellectual Property, the member of the Company or party to such license agreements is in compliance therewith in all material respects and is not in default trader such license agreements;

             (d) To the knowledge of the Company, no third party is infringing upon or challenging the right of any member of the Company Group to material Intellectual Property of said member; and

             (e) Since March 31, 1996, no member of the Company Group has received any written notice of any pending claim with respect to any Intellectual Property used by such member.

         2.10 Material Contracts.

              (a) The Disclosure Letter attached hereto lists, and the Company has made available to Purchaser, true and complete copies of all material contracts or other obligations (the "Material Contracts") to which any member of the Company Group is a party or by which it is bound, including those of the following types:

                            (i) Employment agreements and any other material
              contracts with or loans to any of the Company Group's shareholders, officers, directors, employees, consultants, distributors or sales representatives;

                            (ii) Any Benefit Plans, except for Benefit Plans
              maintained by any of the ESC Foreign Subsidiaries where such Plans maintained by the ESC Foreign Subsidiaries will not give rise to a Material Adverse Effect on the Company Group;

                            (iii) Any material contracts with customers;

                            (iv) Any deeds of trust, mortgages, conditional
              sales contracts, security agreements, pledge agreements, trust receipts, or any other agreements or arrangements whereby any assets of the Company Group are subject to a lien, encumbrance, charge or other restriction;

                            (v) Any loan agreements, letters of credit or lines
              of credit;

                            (vi) Any contracts restricting in a material respect
              any member of the Company Group from doing business or competing in any area;

                            (vii) Other than purchase orders issued or received
              in the ordinary course of business, any contracts calling for aggregate payments in excess of $100,000 which are not terminable without material cost or liability on notice of 90 days or less;

                            (viii) Any joint venture, partnership, limited
              liability company or limited partnership agreement;

                            (ix) Any guarantees of the obligations of any other
              party (including other members of the Company Group) except those resulting from the endorsement of customer checks deposited for collection;

                            (x) Any other contracts which may have a material
              impact on the Company Group's assets, results of operations or financial condition; and

                            (xi) Any commitment to enter into any of the
              foregoing.

              In the case of each Material Contract, the member of the Company Group party thereto has not received notice of any default under any such contracts, obligations or commitments, and is not in default under any such contracts, obligations or commitments, where such default would have a Material Adverse Effect on the Company Group. To the knowledge of the Company, no other party to each Material Contract is in default where such default would have a Material Adverse Effect on the Company Group.

              Except as set forth in the Disclosure Letter, no consent is required under any of the Material Contracts in connection with the transactions contemplated by this Agreement.

         2.11 Litigation. Except as set forth in the Disclosure Letter or in the Public Reports, there are no legal, administrative, arbitration or other proceedings or claims pending or, to the knowledge of the Company, threatened against any member of the Company Group, nor is any member of the Company Group subject to any existing judgments, where such proceedings, claims or judgments are reasonably likely to have a Material Adverse Effect on the Company Group. No member of the Company Group is operating under or subject to, or in default with respect to, any order, writ, injunction or decree of any court or federal, state, municipal or other governmental department, commission, board, agency or instrumentality, domestic or foreign which has a Material Adverse Effect on the Company Group.

         2.12 Compliance with Applicable Laws; Environmental Matters.

              (a) Laws. Except as set forth in the Disclosure Letter or as disclosed in the Public Reports, the operations, assets and properties of each member of the Company Group are in compliance with all federal, foreign, state, county, and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders and decrees applicable to the conduct of business of the Company Group and to the assets owned, used or occupied by it (collectively referred to hereinafter as the "General Laws"), including without limitation all applicable foreign, federal, state, county and municipal laws, ordinances, regulations, rules, reporting requirements, judgments, orders, decrees and requirements of common law concerning or relating to the protection of health and the environment (collectively referred to hereinafter as the "Environmental Laws"), except for non-compliance that would not have a Material Adverse Effect on the Company Group. No member of the Company Group has received any notice of violation, citation, complaint, request for information, order, directive, compliance schedule or other similar enforcement order, or any other notice from any administrative or governmental agency or entity, indicating that it was not or currently is not in compliance with the Environmental Laws and General Laws, except for noncompliance that would not have a Material Adverse Effect on the Company Group, and to the knowledge of the Company, no such item is threatened.

              (b) Environmental Laws. Except where noncompliance would not have a Material Adverse Effect on the Company Group, all businesses and operations of the Company Group are in compliance with any: (i) judgments, orders, decrees, awards or directives, of any court, arbitrator or administrative or governmental agency or entity binding any member of the Company Group and concerning compliance with the Environmental Laws; and (ii) consent decrees, administrative orders, settlement agreements or other settlement documents entered into by any member of the Company Group with any administrative or governmental agency or entity concerning compliance with the Environmental Laws.

              (c) Hazardous Materials. Except where no Material Adverse Effect on the Company Group would result therefrom, the assets owned, leased or operated by the Company Group (to the knowledge of the Company in the case of real property leased by the Company Group, it being understood in addition that no representation is made with respect to portions of the real property not actually leased and utilized by a member of the Company Group) are free of all materials designated as hazardous substances, wastes, hazardous materials, pollutants or contaminants under any Environmental Laws (collectively, "Hazardous Materials") other than Hazardous Materials which are properly stored and licensed as required by applicable law, and are free of physical conditions which violate any Environmental Laws. Except where no Material Adverse Effect on the Company Group would result therefrom, no Hazardous Materials used or generated by any member of the Company Group have been treated, stored, transported or disposed of in violation of any Environmental Laws.

              (d) Licenses and Permits. The Disclosure Letter lists material permits, licenses and other authorizations issued by administrative or governmental agencies or entities under the General Laws and the Environmental Laws or otherwise required for the conduct of the Company Group's business as presently conducted which are held by the Company Group ("Licenses and Permits"). The Licenses and Permits include all such permits which are necessary to the Company Group's business and operations as presently conducted and the Company Group is and has been in compliance with the terms and conditions of the Licenses and Permits where noncompliance would have a Material Adverse Effect on the Company.

         2.13 Finder's or Investment Banker's Fee. No agent, broker, investment banker, financial advisor or similar person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with this Agreement or the Merger, other than William Blair & Company. The Company has provided to Purchaser a true and complete copy of all agreements providing for any commission, fee or expense payment to William Blair & Company.

         2.14 ERISA and Employment Matters.

              (a) The Disclosure Letter contains a true and complete list of all Benefit Plans of the Company Group, except for Benefit Plans maintained by any of the ESC Foreign Subsidiaries where such Plans maintained by the ESC Foreign Subsidiaries will not give rise to a Material Adverse Effect on the Company Group.

              (b) The Company has delivered or made available to Purchaser a current, accurate and complete copy of each Benefit Plan and of any material agreements or documents related to such Benefit Plan such as trust agreements or funding instruments, the most recent determination letter, the most recent summary plan description, and, for the three (3) most recent years, the Form 5500 and attached Schedules.

              (c) Except where there would be no Material Adverse Effect on the Company Group, (i) each Benefit Plan is administered in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) no actions, suits or claims, other than the routine claims for benefits in the ordinary course of business, are pending against any Plan, or, to the knowledge of the Company, threatened, except as set forth in the Disclosure Letter; (in) there have been no prohibited transactions, within the meaning of the Code and ERISA, which would subject the Company Group to any material taxes, penalties or other liabilities with respect to any Plan.

              (d) Since March 31, 1996 neither the Company nor any other member of the Company Group has ever maintained or contributed to a defined benefit pension plan or a multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA).

              (e) No member of the Company Group maintains any pension plan within the meaning of Section 3(2)(A) of ERISA, except for the TSI Incorporated Employee Retirement and Profit Sharing Plan (the "TSI Plan") which is maintained by TSI and certain Subsidiaries, and for the Environmental Systems Corporation 401(k) Retirement Plan (the "ESC Plan"; hereinafter the TSI Plan and the ESC Plan are sometimes collectively referred to as the "Retirement Plans"). The Retirement Plans are qualified within the meaning of Section 401(a) of the Code.

              (f) Except as set forth in the Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any employee of any member of the Company Group to a bonus, severance pay or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, except as will or may occur under the Company's stock option plans, copies of which have been made available to Purchaser.

         2.15 Labor Matters.

              (a) No member of the Company Group is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses, or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees.

              (b) Except as listed in the Disclosure Letter, there are no current or, to the knowledge of the Company, threatened, organizational activities or demands for recognition by labor organizations seeking to represent employees of any member of the Company Group and no such activities have occurred during the past twelve (12) months. Except as listed in the Disclosure Letter, there are no grievances, complaints, or charges that have been filed against any member of the Company Group under any dispute resolution procedure that are outstanding that would have a Material Adverse Effect on the Company Group. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by any member of the Company Group. Except where there would be no Material Adverse Effect on the Company Group, the Company has not received notice to indicate that any of the employment policies or practices of any member of the Company Group is currently being audited or investigated by any federal, state, local or foreign government agency.

         2.16 Authority Relative to Agreements; Enforceability. This Agreement and the transactions contemplated hereby have been approved by a majority of the Company's "Continuing Directors" as defined in, and in the manner required by,
Article XI of the Articles of Incorporation of the Company. The approval of this Agreement and the Merger at the Shareholders Meeting by the affirmative vote of a majority of all outstanding shares of Company Common Stock as of the record date for the Shareholders Meeting will constitute approval of this Agreement and the Merger by the shareholders of the Company.

         2.17 Affiliate Transactions. Except as disclosed in the Disclosure Letter, there are no material contracts, commitments, agreements, arrangements or other transactions between any member of the Company Group and (i) any officer or director of any member of the Company Group; (ii) any record or beneficial owner of five (5) percent or more of the voting securities of the Company; or (iii) any affiliate (as such term is defined in Regulation 12b-2 promulgated trader the Exchange Act) of any such officer, director or beneficial owner.

         2.18 Year 2000 Compliance. The disclosure contained in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1999 does not contain any material misstatement or omission regrading the status of the Company's Year 2000 readiness. Except as would not have a Material Adverse Effect on the Company Group, the products and services supplied by the Company or its Subsidiaries since January 1, 1999 (i) are "Year 2000 Compliant", in that they will perform in a consistent manner regardless of whether the date is before, on or after January 1, 2000, or (ii) are not Year 2000 Compliant, but the customer has been advised or is aware of this fact, and has chosen to purchase the product or service notwithstanding the fact that it is not Year 2000 Compliant. The Company Group will not suffer a Material Adverse Effect after September 30, 1999 from customer claims that the products and services of the Company and Subsidiaries sold or provided prior to January 1, 1999 are not Year 2000 Compliant.

SECTION 3. COVENANTS OF THE COMPANY.

         3.1 Making of Covenants and Agreements. The Company hereby makes the covenants and agreements set forth in this Section 3.

         3.2 Conduct of Business. Except as set forth in the Disclosure Letter, between the date of this Agreement and the Closing Date, the Company Group, and each member thereof, will, unless consented to in writing by Purchaser:

             (a) conduct its business only in the ordinary course and consistent with prior practices;

             (b) except for capital expenditures provided for in the Company's fiscal 2000 budget, refrain from making any capital expenditures in excess of $100,000 in the aggregate, and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets;

             (c) refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other obligations or liabilities except in the ordinary course of business;

             (d) refrain from making any change in its Articles of Incorporation or By-Laws;

             (e) refrain from declaring, setting aside or paying any dividend or other distribution with respect to its capital stock, or making any direct or indirect redemption, purchase or other acquisition of its capital stock, except for normal quarterly dividends paid by the Company to its stockholders or dividends paid by Subsidiaries in the ordinary course of their business consistent with past practice;

             (f) except to the extent required under any existing agreements and any existing employee and director Benefit Plans (including existing severance plans or arrangements) as in effect on the date of this Agreement, refrain from paying bonuses to, or increasing the compensation or fringe benefits of, any of its directors, officers or employees, except for increases in salary or wages of employees of the Company Group in the ordinary course of business in accordance with past practice, and refrain from granting any severance or termination pay and refrain from entering into, or amending, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of the Company Group;

             (g) except as may be required as a result of any change in law or in GAAP, refrain from changing any of the accounting practices or principles used by the Company Group;

             (h) refrain from making any tax election and from settling or compromising any material federal, state, local or foreign tax liability or dispute;

             (i) refrain from authorizing for issuance, issuing, selling, granting, delivering, pledging or encumbering any shares of the Stock or any other equity or voting security of the Company or any of the Subsidiaries, except for issuances of stock pursuant to outstanding options in effect on the date hereof and pursuant to the TSI Incorporated Employee Stock Purchase Plan of 1994, and refrain from issuing or granting any options, warrants, calls, commitments, subscriptions for rights to purchase or acquire any shares or securities from any member of the Company Group, except that after the date of this Agreement and prior to the Closing the Company may issue in the ordinary course of business to newly hired employees options to purchase not more than a total of 15,000 shares of Company Common Stock for all such newly hired employees, in each case at an exercise price per share which is not less than the fair market value per share on the date the option is granted;

             (j) refrain from any sale or other transfer of the assets of any member of the Company Group, except in the ordinary course of business in a manner consistent with past practice;

             (k) refrain from reclassifying, combining, splitting, subdividing or redeeming, purchasing or otherwise acquiring directly or indirectly any of the Company's capital stock;

             (l) refrain from adopting a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring or recapitalization or other reorganization of any member of the Company Group;

             (m) refrain making any change in the Company's borrowing arrangements;

             (n) use its reasonable efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

             (o) use its reasonable efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

             (p) have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the Disclosure Letter or equivalent insurance with any substitute insurers approved in writing by Purchaser;

             (q) except as required to conform to applicable law, refrain from entering into or making any change in the Retirement Plans and from materially amending or terminating any other existing Benefit Plan, or adopting any new Benefit Plan;

             (r) refrain from acquiring control or ownership of any other corporation, association, joint venture, partnership, limited liability company, business trust or other business entity, or control or ownership of all or a substantial portion of the assets of the foregoing, and from entering into any agreement providing for any of the foregoing;

             (s) except in the ordinary course of business, refrain from entering into any material licensing arrangement or other material contract;

             (t) refrain from settling any pending litigation in a manner that is materially adverse to the Company Group and from commencing any material litigation; and

             (u) refrain from agreeing to or committing in writing to carry out any action which is prohibited by the foregoing provisions, or which would cause any of the representations or warranties in this Agreement to be untrue in any material respect.

         3.3 Stockholders Meeting. The Company will call a special meeting of its Stockholders (the "Shareholders Meeting") to be held as soon as reasonably practicable in order that its Stockholders may consider and vote upon this Agreement and approval of the Merger in accordance with the MBCA.

         The Company will prepare and file as promptly as possible with the SEC preliminary proxy materials under the Securities and Exchange Act relating to the Shareholders Meeting; provided that the preliminary proxy materials need not be filed until the commitment letter referred to in Section 9.1(g) has been delivered. The Company will use its reasonable best efforts, after consultation with Purchaser, to respond to the comments of the SEC thereon and will make any further filings (including amendments and supplements) in connection therewith that may be necessary. Purchaser agrees to provide the Company with whatever information and assistance in connection with said filings that the Company may reasonably request. Except as otherwise permitted under Section 3.4, the Company will include in the Proxy Statement the recommendation of the Company's Board of Directors that the Stockholders of the Company vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby. The Company will employ a nationally recognized proxy solicitation firm to assist in disseminating proxy materials, contacting Shareholders to solicit proxies to vote in favor of the approval and adoption of this Agreement, and performing the services customarily performed by such firms in transactions of this type.

         The final Company proxy materials will comply with the Exchange Act in all material respects, and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they will be made, not misleading; provided, however, that the Company makes no representation or warranty with respect to any information that the Purchaser will supply specifically for use in said proxy materials.

         3.4 Exclusivity. For purposes of this Agreement, the term "Takeover Proposal" shall mean any proposal for a merger or other business combination involving the Company or any Subsidiary, or for the acquisition of a substantial equity interest in the Company or any Subsidiary, a substantial portion of the assets of the Company or any Subsidiary or a product line or line of business of the Company or any Subsidiary, other than as contemplated by this Agreement. The Company shall promptly advise Purchaser orally and in writing of any "Takeover Proposal" or of any proposal, or inquiry reasonably likely to result in a Takeover Proposal.

         Each member of the Company Group shall not, directly or indirectly, whether through its officers, directors, Stockholders, agents, representatives, or otherwise, engage in any discussions or negotiations with, or provide any non-public information to, any person or entity making, proposing to make or believed to be contemplating a Takeover Proposal to the Company; provided, however, that the Company, its Subsidiaries, and their directors and officers will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any third party to do or seek any of the foregoing to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith by a majority of the members thereof following the receipt of advice of outside legal counsel. In the event that any such activities result in a Takeover Proposal which the Board of Directors of the Company reasonably concludes is superior to the transaction contemplated by this Agreement ("Superior Proposal"), nothing contained in this Agreement will prevent the Board of Directors of the Company from recommending such Superior Proposal to the

Company's Stockholders, and from withdrawing any recommendation of this Agreement and the transactions contemplated hereby. In the event that the Merger contemplated by this Agreement is not consummated because of a Superior Proposal, and the transaction contemplated by the Superior Proposal is not consummated, the Board of Directors of the Company agrees to negotiate in good faith with the Purchaser with a view toward consummating a transaction with the Purchaser as contemplated by this Agreement; provided, however, that the obligation created by this sentence shall not apply if the Company has paid Purchaser the termination fee provided for in Section 9.3.

         3.5 Authorization from Others. Prior to the Closing Date, the Company will use its reasonable best efforts to obtain all authorizations, consents and permits of others required to permit the consummation by the Company of the transactions contemplated by this Agreement.

         3.6 Notice of Default. Promptly upon the occurrence of, or promptly upon the Company becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company prior to the date hereof, of any of the representations, warranties or covenants of the Company contained in or referred to in this Agreement, the Company shall give written notice thereof to Purchaser.

         3.7 Consummation of Agreement. Except as otherwise permitted under
Section 3.4, the Company shall use its reasonable best efforts to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

         3.8 Confidentiality. The Company agrees that each of the Company, the Subsidiaries and the Company's and Subsidiaries' officers, directors and Representatives will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Purchaser with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Purchaser's industry or which has been disclosed to the Company by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, the Company will return to Purchaser (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to the Company in connection with the transaction.

         3.9 Access to Records and Properties. Purchaser may, prior to the Closing Date, through its employees, agents and representatives, make or cause to be made a detailed review of the business and financial condition of the Company Group and make or cause to be made such investigation as it deems necessary or advisable of the properties, assets, businesses, books and records of each member of the Company Group. The Company agrees to assist Purchaser in conducting such review and investigation and will provide, and will cause its or their representatives and independent public accountants to provide, Purchaser and its employees, agents and representatives full access to, and complete information concerning, all aspects of the businesses of the Company Group, including their respective books, records (including tax returns filed or in preparation), projections, personnel and premises, and any documents (including any documents filed on a confidential basis) included in any report filed with any governmental agency (but excluding records not normally provided by independent public accountants to third party buyers). Purchaser and Newco shall use their reasonable best efforts to minimize any disruption to the business of the Company Group.

         3.10 Notification Regarding Dissenters' Shares. The Company shall give Purchaser (i) prompt notice of any notice of intent to demand fair value for any shares of Company Common Stock, withdrawals of such notices, and any other instruments served pursuant to the Appraisal Laws and received by the Company, and (ii) the opportunity to direct any negotiations and proceedings with respect to demands for fair value for shares of Company Common Stock under the Appraisal Laws. The Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to any demands for fair value for shares of Company Common Stock or offer to settle or settle any such demands.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND NEWCO.

         4.1 Organization of Purchaser and Newco. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it. Each of Purchaser and Newco has delivered to the Company true and complete copies of its Articles of Incorporation and Bylaws as currently in effect.

         4.2 Authority of Purchaser and Newco. Each of Purchaser and Newco has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by each of Purchaser and Newco of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Purchaser and Newco and no other action on the part of Purchaser or Newco is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by each of Purchaser and Newco pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Purchaser or Newco, as applicable, enforceable in accordance with their terms, except as such enforceability may be limited by general equity principles (regardless of whether such enforceability is considered in a proceeding at equity or at law).

         The execution, delivery and performance by each of Purchaser and Newco of this Agreement and each such agreement, document and instrument:

             (a) do not and will not violate any provision of the Articles of Incorporation or Bylaws of each of Purchaser and Newco;

             (b) except as would not have a Material Adverse Effect on Purchaser or Newco, and subject to obtaining the Required Consents, do not and will not violate any laws, rules, or regulations of the United States or of any state or any other jurisdiction applicable to Purchaser or Newco or require Purchaser or Newco to obtain any approval, consent, or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

             (c) except as would not have a Material Adverse Effect on Purchaser or Newco, and subject to obtaining the Required Consents, do not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan, or credit agreement, or any other agreement, mortgage, lease, permit, order, judgment, or decree to which Purchaser or Newco is a party and which is material to the business and financial condition of Purchaser and its affiliated organizations on a consolidated basis.

         4.3 Litigation. There is no litigation pending or, to Purchaser's knowledge, threatened against Purchaser or Newco which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         4.4 Consents and Approvals. Except for the Required Consents, no filing with or notice to, and no permit or approval of, any Governmental Entity is necessary for the execution and delivery by Purchaser and Newco of this Agreement and their performance of the transactions contemplated hereby.

         4.5 Financing. Purchaser, Newco and Fauth's financing for the amounts to be paid under this Agreement will be substantially as set forth in Fauth's letter dated December 3, 1999 to the Company's Board of Directors. The equity portion of the financing referred to in that letter will not involve any guaranty by the Surviving Corporation or pledge of its assets.

SECTION 5. COVENANTS OF PURCHASER.

         5.1 Making of Covenants and Agreement. Purchaser hereby makes the covenants and agreements set forth in this Section 5.

         5.2 Authorization from Others. Prior to the Closing Date, Purchaser and Newco will use their reasonable efforts to obtain all authorizations, consents and permits of others required to permit the consummation by Purchaser and Newco of the transactions contemplated by this Agreement.

         5.3 Confidentiality; Nonsolicitation. Purchaser agrees that, unless and until the Closing has been consummated:

             (a) Purchaser and its officers, directors, and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company Group with respect to the business or financial condition of the Company Group except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the industries of the Company Group or which has been disclosed to Purchaser by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Purchaser will return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Purchaser in connection with the transaction.

             (b) During the period commencing on the date hereof and ending three (3) years from the date hereof, Purchaser and its affiliates shall not employ, nor solicit or make offers of employment to, any individuals who are presently employed by any member of the Company Group or who become employed by any member of the Company Group during the time period between the date hereof and the date of termination of this Agreement.

         5.4 Notice of Default. Promptly upon the occurrence of, or promptly upon Purchaser or Newco becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or which would have caused or constitute a breach or default had such event occurred or been known to Purchaser or Newco prior to the date hereof, of any of the representations, warranties or covenants of the Purchaser and Newco contained in or referred to in this Agreement, Purchaser shall given written notice thereof to the Company.

         5.5 Consummation of Agreement. Each of Purchaser and Newco shall use its reasonable efforts to perform and fulfill all conditions and obligations on the part of either to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out.

         5.6 Indemnification; Directors and Officers Insurance.

             (a) Purchaser and Newco agree that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger now existing in favor of the current and former directors or officers of the Company Group (the "Indemnified Parties") as provided in the respective articles or certificates of incorporation or bylaws of the Company Group, or by statute, shall survive the Merger and shall continue in full force and effect in accordance with their terms.

             (b) For six (6) years from the Effective Time of the Merger, Purchaser shall maintain in effect (i) the indemnification provisions of the Company's current articles of incorporation and bylaws as they relate to its current directors and officers, and (ii) directors and officers liability insurance or insurance policies with substantially equivalent coverage covering those persons who are currently covered by the Company's directors and officers liability insurance policy, a copy of which has been delivered to Purchaser.

             (c) This Section 5.6 shall survive the consummation of the Merger and is intended to benefit the Indemnified Parties, and shall be binding upon all successors and assigns of the Purchaser and Newco.

         5.7 Employee Benefits. Purchaser agrees that after the Effective Time of the Merger and until December 31, 2000, the Surviving Corporation will provide the persons employed by members of the Company Group immediately prior to the Effective Time, with non-incentive type fringe benefits which in the aggregate are substantially comparable to those currently provided by the Company Group, which are described in Section 5.7 of the Disclosure Letter.

         With respect to any benefit plans in which any employees of the Company Group first become eligible to participate on or after the Effective Time of the Merger ("New Plans") but prior to December 31, 2000, Purchaser shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements under any such New Plans, to the extent such waiver is permissible under the New Plans of Purchaser, and (ii) recognize service of the employees of the Company Group with the Company Group accrued prior to the Effective Time of the Merger in determining eligibility to participate and vesting credit in any New Plans. Vacation entitlement of the Company Group employees accrued as of the Effective Time of the Merger shall not be reduced and will apply after the Effective Time of the Merger.

         Purchaser agrees that after the Effective Time of the Merger the Surviving Corporation will pay or provide for the fiscal year ending March 31, 2000, to the persons employed by members of the Company Group immediately prior to the Effective Time, the incentive compensation program benefits which such persons have or will accrue, or to which they have or will become entitled, in the ordinary course for that fiscal year under the incentive compensation programs which are described in Section 5.7 of the Disclosure Letter; provided, that the Company Group does not prior to the Effective Time of the Merger expand such programs or the class or classes of employees entitled to such programs.

         5.8 Redundancies. Employees of the Company Group whose jobs are eliminated as a result of the consummation of the transactions contemplated under this Agreement shall receive severance payments in the amounts due under the severance policy of Purchaser (but in no event shall the amounts paid be less than the amounts due under the Company's severance policy as currently in effect), which is one week of severance pay for each year of service, except that Messrs. Doubles, Gallagher, Nystrom, Agarwal and Ms. Cochrane shall be entitled to the respective benefits provided by the "Stay in Place Agreements" between each of them and the Company which have been delivered to the Purchaser.

SECTION 6. MUTUAL COVENANTS.

         6.1 HSR Matters. Each party hereto shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof. Each such filing shall request early termination of the waiting periods imposed by the HSR Act. Each party hereby agrees to use its reasonable best efforts to cause a termination of the waiting period under the HSR Act without the entry by a court of competent jurisdiction of an order enjoining the consummation of the transactions contemplated hereby at as early a date as possible. Each party also agrees to respond promptly to all investigatory requests as may be made by the government. In the event that a Request for Additional Information is issued under the HSR Act, each party agrees to furnish all information required and to comply substantially with such Request as soon as is practicable after its receipt thereof so that any additional applicable waiting period under the HSR Act may commence. Each party will keep the other party apprized of the status of any inquiries made of such party by the Department of Justice, Federal Trade Commission or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated hereby. All filing fees to be paid by Purchaser or the Company in connection with filing Notification and Report Forms pursuant to the HSR Act shall be paid one-half by the Purchaser and one-half by the Company.

         6.2 Public Announcements. The parties hereto will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except to the extent that such consultation may be prohibited by applicable law or that such a disclosure or release is required by obligations pursuant to law or to any listing agreement with Nasdaq as determined by the Company.

SECTION 7. CONDITIONS.

         7.1 Conditions to the Obligations of Each Party. The obligations of each of Purchaser, Newco and the Company to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

             (a) Stockholder Approval. The Company shall have obtained the required Stockholder Approval of this Agreement and the transactions contemplated hereby.

             (b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

             (c) No Injunctions or Restraints; Illegality. No Governmental entity or federal or state court of competent jurisdiction shall have enacted, issued, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order which is in effect and which prevents or prohibits consummation of the Merger or any other material transactions contemplated in this Agreement, and no Governmental entity shall institute any action or proceeding before any United States court or other Governmental body seeking to enjoin, restrain or otherwise prohibit consummation of the transactions contemplated by this Agreement, which action or proceeding remains pending at what would otherwise be the Closing Date.

         7.2 Conditions to the Obligations of Purchaser and Newco. The obligations of Purchaser and Newco to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

             (a) Representations; Warranties. Each of the representations and warranties of the Company contained in Section 2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing (it being understood that representations and warranties that speak as of a particular date must continue to be thus true and correct as of the date as of which they speak), except as qualified by any amendment to the Disclosure Letter which is acceptable to Purchaser, and the Company shall have delivered to the Purchaser a certificate, dated the Closing Date, signed by the Company's chief executive officer to the foregoing effect.

             (b) Covenants. The Company shall, on or before the Closing, have performed in all material respects all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing, except where the failure to perform would not have a Material Adverse Effect on the Company Group or Purchaser.

             (c) No Material Change. Since the date of the Most Recent Fiscal Quarter End, there shall not have occurred any event which has a Material Adverse Effect on the Company, except as expressly disclosed in this Agreement or the Disclosure Letter.

             (d) Consents. All of the consents, approvals, authorizations, approvals, orders or permits required to be obtained by the Company, Purchaser or Newco shall have been obtained, except for those as to which the failure to obtain the same would not have a Material Adverse Effect on the Company.

             (e) Dissenting Shares. As of the Closing Date, no more than 15 percent (15%) of the issued and outstanding shares of Company Common Stock shall be eligible for treatment as Dissenting Shares hereunder.

             (f) Legal Opinion. The Purchaser and Newco shall have received at the Closing an opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A., legal counsel to the Company, addressed to Purchaser and in the form of Schedule 7.2(g) of this Agreement.

             (g) No Breach of Voting Agreements. The Voting Agreements shall be in full force and effect and none of the shareholders which are party to the Voting Agreements shall have breached or given Purchaser and Newco any notice of any intention to breach the Voting Agreements.

         Notwithstanding the foregoing, if within thirty (30) days (the "Cure Period") following notice to the Company of the existence of any condition enumerated in this Section 7.2, the condition or conditions disclosed in the notice have been cured or corrected or otherwise have ceased to exist, then this Section shall not relieve Purchaser and Newco of their obligations to proceed with the consummation of this Agreement and the transactions contemplated hereby.

         7.3 Conditions to Obligations of the Company. The obligation of the Company to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

             (a) Representations; Warranties. Each of the representations and warranties of Purchaser and Newco contained in Section 4 shall be true and correct in all material respects as though made on and as of the Closing.

             (b) Covenants. Purchaser shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Purchaser shall have delivered to the Company and the Stockholders a certificate of the President of Purchaser dated on the Closing to such effect.

SECTION 8. CLOSING; CLOSING DATE.

         Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to a provision of Section 9 hereof and subject to compliance with the conditions hereto (but after extension by any Cure Period provided in Section 7.2, if applicable), a closing (the "Closing") will be held on the date of the Shareholders Meeting, or as soon thereafter as the conditions in Section 7 have been satisfied or waived, or on such other date which is mutually acceptable to Purchaser and the Company, at the offices of legal counsel to the Purchaser commencing at 11:00 A.M. At the Closing, Purchaser will deliver to the Payment Agent the irrevocable letter of credit referred to in Section 1.6(a), the Company will make the payment with respect to Options referred to in Section 1.5, any documents required hereunder will be exchanged by the parties, and, immediately thereafter, the Articles of Merger will be filed by Newco and the Company with the Secretary of State of the State of Minnesota. The date on which the Closing occurs is herein referred to as the Closing Date.

SECTION 9. TERMINATION.

         9.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned before the Effective Time of the Merger, notwithstanding any approval and adoption of this Agreement by the shareholders of the Company or Newco:

             (a) by the mutual consent of the Board of Directors of Purchaser and the Company; or

             (b) by Purchaser or the Company, if the shareholders of the Company fail to approve the Merger at the Shareholders Meeting; or

             (c) subject to the Company's right to cure pursuant to Section 7.2, by Purchaser if there has been a material misrepresentation or material breach on the part of the Company in the representations, warranties or covenants of the Company set forth herein, or if there has been any material failure on the part of the Company to comply with its obligations hereunder; or by the Company if there has been a material misrepresentation or material breach on the part of Purchaser or Newco in the representations, warranties or covenants of Purchaser Newco set forth herein, or if there has been any material failure on the part of Purchaser or Newco to comply with their obligations hereunder; or

             (d) by Purchaser in the event that the Company's Board of Directors withdraws its unanimous recommendation that shareholders approve this Agreement and the Merger; or

             (e) by the Company giving written notice to Purchaser at any time prior to the Shareholder Meeting if the Company has entered into a definitive agreement in connection with a Superior Proposal as permitted by Section 3.4 and makes simultaneous payment to Purchaser of the fee referred to in Section 9.3(b); or

             (f) by the Company or the Purchaser if the Merger is not effective by June 30, 2000, except that a party whose breach of this Agreement has caused a delay in the consummation of the Merger shall not be entitled to terminate this Agreement pursuant to this Section 9.1(f); or

             (g) by the Company if the Purchaser fails to deliver to the Company a signed commitment letter addressed to the Purchaser from a qualified financial institution on or before January 31, 2000 which provides for debt financing of $115,000,000. The commitment letter shall be in customary form and reflecting financial terms consistent with the letter of December 3, 1999 referenced in
Section 4.5. In the event of termination of this Agreement pursuant to this
Section 9.1(g), none of the parties shall have any liability to any of the other parties pursuant to this Agreement or otherwise.

         9.2 Termination Procedures. The power of termination provided for by this Section 9 may be exercised for Purchaser or the Company only by its respective President or, in the absence of the President, by a duly acting Vice President, and will be effective only after written notice thereof, signed on behalf of the party for which it is given by a duly authorized officer, shall have been given to the other. If this Agreement is terminated in accordance with this Section 9, then the Merger shall be abandoned without further action by the Company, Purchaser and Newco.

         9.3 Liability Upon Termination. In the event of termination or abandonment of the Merger pursuant to this Section 9, no party hereto shall have any liability or further obligation to any other party hereto except that:

             (a) a party that is in material breach of its representations, warranties or covenants hereunder shall be liable for damages incurred by the other parties hereto to the extent that such damages are proximately caused by such breach, and if any legal action is instituted to enforce or interpret the terms of this Agreement the prevailing party in such action shall be entitled, in addition to any other relief to such the party is entitled, to reimbursement of its actual attorneys fees;

             (b) in the event that (i) this Agreement is abandoned by the Company or terminated by the Company pursuant to Section 9.1(e), or (ii) this Agreement is terminated or abandoned by the Purchaser pursuant to Section 9.1(c) or (d), then the Company shall within five business days pay to Purchaser by wire transfer in immediately available funds a termination fee of $5,000,000. Upon payment of such termination fee to Purchaser, the Company shall have no further obligation or liability to the Purchaser, Newco or Fauth under or related to this Agreement, provided that the provisions of Sections 3.8 and 5.3 hereof related to confidentiality shall survive and remain in force; and

             (c) in the event that the Merger is not consummated due to the Purchaser and Newco not obtaining financing for the Common Payment, then this Agreement shall terminate and Purchaser, Newco and Fauth shall be jointly and severally obligated to pay to the Company a termination fee of $5,000,000. The payment of such fee in the circumstances provided in the preceding sentence shall be the sole obligation of Purchaser, Newco and Fauth relating to failure to obtain such financing, and upon payment of such amount Purchaser, Newco and Fauth shall have no further obligation or liability to the Company under or related to this Agreement for failure to obtain such financing, provided that the provisions of Sections 3.8 and 5.3 hereof concerning confidentiality shall survive such termination and remain in force.

         9.4 Effect of Termination. All obligations of the parties hereunder shall cease upon any termination pursuant to Section 9.1, provided, however, that (a) the provisions of this Section 9 (Termination), Section 3.8 (Confidentiality), Section 5.3 (Confidentiality), the last sentence of Section
3.4 (Exclusivity) and Section 10.2 (Fees and Expenses) hereof shall survive any termination of this Agreement.

         9.5 Amendment. This Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before or after Stockholder Approval, but after Stockholder Approval no amendment shall be made without the further approval of the Stockholders of the Company which reduces the consideration payable to the Stockholders hereunder, changes the form or timing of such consideration or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, will materially adversely affect the Stockholders of the Company.

         This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         9.6 Waiver. The Company may extend the time for the performance of any of the obligations or other acts of Purchaser or Newco hereunder, waive any inaccuracies in the representations and warranties of Purchaser or Newco contained herein or in any document delivered pursuant hereto, or waive compliance by Purchaser with any of the agreements or conditions contained herein, but no such action may be taken without the further approval of the Stockholders of the Company which reduces the consideration payable to the Stockholders hereunder, changes the form or timing of such consideration or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, would materially adversely affect the Stockholders of the Company. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company. Purchaser may extend, on behalf of itself and Newco, the time for the performance of any of the obligations or other acts of the Company hereunder, waive any inaccuracies in the representations and warranties of the Company contained herein or in any document delivered pursuant hereto, or waive compliance by the Company with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by Purchaser.

SECTION 10. MISCELLANEOUS.

         10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights raising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time of the Merger, except only for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time of the Merger.

         10.2 Fees and Expenses. Each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, it being understood that if the Merger is consummated as provided herein Purchaser and the Company will be responsible for the expenses of the Company.

         10.3 Governing Law. This Agreement shall be construed under and governed by the internal laws of the State of Minnesota without regard to its conflict of laws provisions.

         10.4 Notices. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PURCHASER:                       JJF Group, Inc.
                                    333 South 7th Street, Suite 3100
                                    Minneapolis, Minnesota 55402
                                    Attn: John J. Fauth
                                    Facsimile: (612) 673-6703

With a copy to:                     Lindquist & Vennum P.L.L.P
                                    4200 IDS Center
                                    Minneapolis, Minnesota 55402
                                    Attn: Richard D. McNeil
                                    Facsimile: (612) 371-3211

TO COMPANY:                         TSI Incorporated
                                    500 Cardigan Road
                                    P.O. Box 64394
                                    St. Paul, MN 55164
                                    (for mailing)

                                    500 Cardigan Road
                                    Shoreview, MN 55126
                                    (for deliveries and courier services)
                                    Attn: President
                                    Facsimile: (651) 490-2748

With a copy to:                     John E. Brower, Esq.
                                    Gray, Plant, Mooty, Mooty & Bennett
                                    3400 City Center
                                    33 South Sixth Street
                                    Minneapolis, MN 55402-3796
                                    Facsimile: (612) 333-0066

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

         10.5 Entire Agreement. This Agreement, including the Disclosure Letter, and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings, between the parties hereto in respect of the transactions contemplated herein.

         10.6 Assignability; Binding Effect; No Third Party Beneficiaries. This Agreement shall only be assignable by Purchaser to a corporation or partnership controlling, controlled by or under common control with Purchaser upon written notice to the Company, and such assignment shall not relieve Purchaser of any liability hereunder. This Agreement may not be assigned by the Company without the prior written consent of Purchaser. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any third party any right or benefit.

         10.7 Captions and Gender. The captions in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         10.8 Execution in Counterparts. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         10.9 Submission to Jurisdiction. Each of Purchaser, Newco and the Company irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the courts of the State of Minnesota and each of Purchaser, Newco and the Company hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally to the nonexclusive jurisdiction of the aforesaid courts.

         10.10 Personal Liability; Time of the Essence. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company, Newco or Purchaser, or any officer, director, employee, agent, representative or investor of any party hereto; provided, however, that Fauth guarantees that Purchaser and Newco will perform their respective obligations under this Agreement in all material respects. The parties agree that time is of the essence with regard to all dates and time periods in this Agreement and the performance of obligations under this Agreement.

         10.11 Definitions. As used in this Agreement the following terms shall have the meaning set forth below, and where said meaning, said term shall be capitalized:

              (a) "Benefit Plan" means any employee benefit plan, program, arrangement and contract of the Company and its Subsidiaries, including without limitation, any "employee benefit plan" as defined in Section 3(3) of ERISA and any stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, and all other employee benefit plans, agreements or arrangements of the Company and its Subsidiaries.

              (b) "Blue Sky Laws" shall mean state securities laws.


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

              (c) "Business Day" means any day other than a day on which there is no trading on Nasdaq.

              (d) "ERISA" means the Employee Retirement Income Securities Act of 1974, as amended.

              (e) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              (f) "GAAP" means United States generally accepted accounting principles as in effect from time to time.

              (g) "Governmental Entity" shall mean any court or tribunal or administrative governmental or regulatory body, agency or authority.

              (h) "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

              (i) "Material Adverse Effect" means, with respect to any entity, an effect, individually or in the aggregate, materially adverse to the business, financial condition or results of operations of such entity and the other members of its corporate group (which is the Company Group in the case of the Company and its Subsidiaries), taken as a whole.

              (j) "SEC" means the Securities and Exchange Commission.

              (k) "Securities Act" means the Securities Act of 1933, as amended.


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


         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

COMPANY:                                   PURCHASER:

TSI INCORPORATED                           JJF GROUP, INC.


By  /s/ James E. Doubles                   By   /s/ John J. Fauth
  ---------------------------------           ---------------------------------
Name:  James E. Doubles                    Name:  John J. Fauth
Title: Chairman, President & CEO           Title: Chairman

FAUTH:                                     NEWCO:

                                           JJF ACQUISITION, INC.


 /s/ John J. Fauth                         By   /s/ John J. Fauth
-----------------------------------           ---------------------------------
        JOHN J. FAUTH                      Name:  John J. Fauth
                                           Title: Chairman


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